Exhibit 23.1
Consent of Independent Auditors

We consent to the inclusion of our report dated February 28, 2025 with respect to the consolidated financial statements of Skydance Media, LLC as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024 appearing in this Amendment No.1 to the Current Report on Form 8-K/A of Paramount Skydance Corporation.

/s/ Ernst & Young LLP

Los Angeles, California
October 23, 2025